CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of LongBau Group, Inc. on Form S-1 of our report dated March 14, 2014 relating to the financial statements as of December 31, 2013 and for the period from December 23, 2013 (Inception) to December 31, 2013. We also consent to the reference to our firm under the heading "Experts" appearing therein.

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

March 14, 2014